Exhibit 99.1

Hana Biosciences Receives Notice From NASDAQ

SOUTH SAN FRANCISCO, Calif., March 5, 2008 -- Hana Biosciences (Nasdaq:HNAB), a biopharmaceutical company focused on strengthening the foundation of cancer care, today announced that it received a letter on February 29, 2008, from the Nasdaq Stock Market, Inc., notifying the company that for the last 30 consecutive business days prior to the letter, the bid price of the Company's common stock has closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4450(a)(5) (the "Rule"). The letter stated that, in accordance with Marketplace Rule 4450(e)(2), the Company will be provided 180 calendar days, or until August 27, 2008, to regain compliance with the Rule provided the Company is also in compliance with all other listing requirements. For the time being, the Company's common stock will continue to trade on the Nasdaq Global Market under the symbol "HNAB."

If, at anytime before August 27, 2008, the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days (and under certain circumstances, more than 10 trading days), Nasdaq will provide written notification that it has achieved compliance with the Rule. If the Company does not regain compliance with the Rule by August 27, 2008, Nasdaq will provide written notification that its securities will be delisted. At that time, the Company may appeal the delisting determination to a NASDAQ Listings Qualifications Panel pursuant to applicable NASDAQ rules. Alternatively, NASDAQ Marketplace Rule 4450(i) may permit the Company to transfer the Common Stock to the NASDAQ Capital Market at any time prior to August 27, 2008, if the common stock satisfies all criteria, other than compliance with the minimum bid price requirement, for initial inclusion on such market. In the event of such a transfer, the NASDAQ Marketplace Rules provide that the Company will be afforded an additional 180 calendar days from the date of transfer to comply with the minimum bid price requirement while listed on the NASDAQ Capital Market.

About Hana Biosciences, Inc.

Hana Biosciences, Inc. (Nasdaq:HNAB) is a South San Francisco, CA-based biopharmaceutical company focused on acquiring, developing, and commercializing innovative products to strengthen the foundation of cancer care. The company is committed to creating value by building a best in-class team, accelerating the development of lead product candidates, expanding its pipeline by being the alliance partner of choice, and nurturing a unique company culture. Additional information on Hana Biosciences can be found at www.hanabiosciences.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as "anticipates," "expects," "plans," "believes," "intends," and similar words or phrases. These forward-looking statements include without limitation, any statements regarding the Company's delisting from the Nasdaq Global Market or its ability to regain compliance with the listing requirements of the Nasdaq Global Market. Such statements involve risks and uncertainties that could cause actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Risks that may affect such forward-looking statements include the stock price of Hana's common stock, as well as additional risks are described in the company's Annual Report on Form 10-Q for the quarter ended June 30, 2007 filed with the Securities and Exchange Commission. Hana assumes no obligation to update these statements, except as required by law.

CONTACT:	Hana Biosciences, Inc.
Investor & Media Contacts:
Remy Bernarda, Director, Investor Relations
(650) 228-2769
Fax: (650) 588-2787
investor.relations@hanabiosciences.com